Aflac Incorporated Form 8-K

EXHIBIT 99.1
News Release
FOR IMMEDIATE RELEASE

Aflac Incorporated Announces Second Quarter Results,
Upwardly Revises 2018 Adjusted EPS Outlook,
Declares Third Quarter Cash Dividend

COLUMBUS, Ga. - July 26, 2018 - Aflac Incorporated today reported its second quarter results.

Total revenues were $5.6 billion during the second quarter of 2018, compared with $5.4 billion in the second quarter of 2017. Net earnings were $832 million, or $1.07 per diluted share, compared with $713 million, or $.89 per diluted share a year ago.

Net earnings in the second quarter of 2018 included pretax net realized investment gains of $35 million, or $0.04 per diluted share, compared with pretax net losses of $19 million, or $0.02 per diluted share a year ago. Included in those net gains were $5 million of losses related to impairments and loan loss reserve changes. Pretax net realized gains also included $18 million from changes in the fair value of equity securities. Net earnings also included a pretax charge of $41 million, primarily reflecting Japan branch conversion costs. The income tax benefit on these net earnings adjustments in the quarter was $4 million.

The average yen/dollar exchange rate in the second quarter of 2018 was 109.14, or 1.8% stronger than the average rate of 111.10 in the second quarter of 2017. For the first six months, the average exchange rate was 108.61, or 3.4% stronger than the rate of 112.31 a year ago. Aflac Japan’s growth rates in dollar terms for the second quarter and first six months were magnified as a result of the stronger yen/dollar exchange rate.

Adjusted earnings* in the second quarter were $835 million, compared with $731 million in the second quarter of 2017. Adjusted earnings per diluted share* increased 16.3% to $1.07 in the quarter, largely reflecting overall favorable pretax margins and a lower effective tax rate as a result of tax reform. The stronger yen/dollar exchange rate increased adjusted earnings per diluted share by $0.01 for the second quarter. Excluding the impact of the stronger yen/dollar exchange rate, adjusted earnings per diluted share increased 15.2% to $1.06.

For the first six months of 2018, total revenues were up 3.0% to $11.1 billion, compared with $10.7 billion in the first half of 2017. Net earnings were $1.6 billion, or $1.98 per diluted share, compared with $1.3 billion, or $1.62 per diluted share, for the first six months of 2017. Adjusted earnings for the first half of 2018 were $1.7 billion, or $2.12 per diluted share, compared with $1.4 billion, or $1.75 per diluted share, in 2017. Excluding the positive impact of $0.04 per share from the stronger yen/dollar exchange rate, adjusted earnings per diluted share increased 18.9% for the first six months of 2018.

Total investments and cash at the end of June 2018 were $127.9 billion, compared with $121.9 billion at June 30, 2017. In the second quarter, Aflac repurchased $306 million, or 6.8 million of its common shares. At the end of June, the company had 84.6 million remaining shares authorized for repurchase.

Shareholders’ equity was $23.8 billion, or $30.94 per share, at June 30, 2018, compared with $21.5 billion, or $27.15 per share, at June 30, 2017. Shareholders’ equity at the end of the second quarter included a net unrealized gain on investment securities and derivatives of $4.8 billion, compared with a net unrealized gain of $5.2 billion at June 30, 2017. Shareholders’ equity at the end of the second quarter also included unrealized foreign currency translation loss of $1.8 billion, compared with an unrealized foreign currency translation loss of $1.6 billion at June 30, 2017. The annualized return on average shareholders’ equity in the second quarter was 13.8%.

Shareholders’ equity excluding AOCI was $20.9 billion, or $27.23 per share at June 30, 2018, compared with $18.1 billion, or $22.86 per share, at June 30, 2017, primarily driven by the adoption of tax reform and the associated $1.9 billion reduction of deferred tax liability. The annualized adjusted return on equity excluding foreign currency impact* in the second quarter was 15.9%.

AFLAC JAPAN

In yen terms, Aflac Japan's premium income, net of reinsurance, was ¥351.9 billion for the quarter, or 1.7% lower than a year ago, with growth in third sector premium more than offset by the reduction in first sector premium due to savings products reaching premium paid-up status. Net investment income, net of amortized hedge costs, increased 6.4% to ¥66.1 billion, driven by higher income from floating rate assets. Total revenues in yen declined 0.5% to ¥419.3 billion. Pretax adjusted earnings in yen for the quarter increased 3.6% on a reported basis and 4.3% on a currency-neutral basis, driven largely by higher-yielding U.S. dollar investments and a favorable third sector benefit ratio. The pretax adjusted profit margin for the Japan segment was 21.8%, compared with 20.9% a year ago.

For the first six months, premium income in yen was ¥705.2 billion, or 2.2% lower than a year ago. Net investment income, net of amortized hedge costs, increased 3.2% to ¥129.8 billion. Total revenues in yen were down 1.4% to ¥837.4 billion. Pretax adjusted earnings were ¥179.7 billion, or 2.2% higher than a year ago.

Aflac Japan’s growth rates in dollar terms for the second quarter were magnified as a result of the stronger yen/dollar exchange rate. Premium income, net of reinsurance, increased 0.2% to $3.2 billion in the second quarter. Net investment income, net of amortized hedge costs, increased 8.8% to $606 million. Total revenues increased by 1.5% to $3.8 billion. Pretax adjusted earnings increased 5.7% to $836 million.

For the first six months, premium income in dollars was $6.5 billion, or 1.2% higher than a year ago. Net investment income, net of amortized hedge costs, increased 7.1% to $1.2 billion. Total revenues were up 2.1% to $7.7 billion. Pretax adjusted earnings were $1.7 billion, or 6.0% higher than a year ago.

For the quarter, third sector sales, which include cancer, medical and income support products, increased 16.0% to ¥27.5 billion and total new annualized premium sales increased 14.0% to ¥29.0 billion, or $265 million.

For the first six months, third sector sales increased 4.1% and new annualized premium sales increased 1.4% to ¥48.1 billion, or $443 million.

AFLAC U.S.

Aflac U.S. premium income rose 2.7% to $1.4 billion in the second quarter. Net investment income increased 1.1% to $182 million, driven by higher income from floating rate assets and an offset from the drawdown of excess capital in the U.S. segment. Total revenues were up 2.5% to $1.6 billion. Pretax adjusted earnings were $340 million, 3.0% higher than a year ago, driven by higher net investment income and a favorable expense ratio in the quarter. The pretax adjusted profit margin for the U.S. segment was 21.1%, compared with 21.0% a year ago.

For the first six months, premium income rose 2.7% to $2.9 billion. Net investment income decreased 0.3% to $357 million. Total revenues were up 2.4% to $3.2 billion and pretax adjusted earnings were $677 million, 5.8% higher than a year ago.

Aflac U.S. total new annualized premium sales increased 3.9% in the quarter to $370 million. For the first half of the year, total new sales increased 2.3% to $705 million.

CORPORATE AND OTHER

For the quarter, total revenue increased 21.4% to $85 million, reflecting net investment income of $27 million. Net investment income, which increased $19 million, was primarily generated by invested assets transferred as part of the drawdown of excess capital from the U.S. segment beginning in the fourth quarter of 2017. Pretax adjusted earnings were a loss of $38 million, compared with a loss of $48 million a year ago.

For the first six months of the year, total revenue increased 18.8% to $164 million, reflecting net investment income of $48 million. Net investment income, which increased $33 million, was primarily generated by invested assets transferred as part of the drawdown of excess capital in the U.S. segment beginning in the fourth quarter of 2017. Pretax adjusted earnings were a loss of $84 million, compared with a loss of $100 million a year ago.

DIVIDEND

The board of directors declared the third quarter dividend of $0.26 per share, payable on September 1, 2018 to shareholders of record at the close of business on August 22, 2018.

OUTLOOK

Commenting on the company’s results, Chairman and Chief Executive Officer Daniel P. Amos stated: “We are pleased that our second quarter results in both Japan and the United States reflected solid performance overall and advanced our progress toward achieving the company’s objectives for 2018.

"Aflac Japan, our largest earnings contributor, generated strong financial results for the quarter and first half of the year. In yen terms, results on an adjusted basis were better than expected for the quarter, resulting primarily from strong investment income and improved benefit ratios. For the second half of 2018, we anticipate our benefit ratio to perform within our previously stated annual guidance. Additionally, third sector sales in the quarter performed well above our expectations, driven by the successful launch of our new cancer insurance product in April. The quarter's results set the stage for another strong year of third sector sales. As we said during our December outlook call, we anticipate that third sector earned premium will continue its steady growth in the 2% to 3% range in 2018, reflecting Aflac’s stable sales and continued high persistency.

“Turning to our U.S. operations, we are pleased with the financial performance and continued strength in profitability. Our results on an adjusted basis reflect higher investment income and a lower expense ratio. Our favorable expense ratio is largely timing-related, and we expect the pace of investment to increase in the second half of the year. Our second quarter sales results advanced our progress in achieving our annual sales growth of 3% to 5%, with production skewed toward the fourth quarter. We believe we have the right strategy in place for continuing to grow our operations in the U.S. Ultimately, we believe our investments in distribution and our customer experience objectives will yield strong sales and stable persistency, driving an earned premium growth outlook of 2% to 3% for the year.

“We remain committed to maintaining strong capital ratios on behalf of our policyholders and balancing our financial strength with increasing the dividend, repurchasing shares and reinvesting in our business. We continue to anticipate share repurchase will be in the range of $1.1 to $1.4 billion in 2018. At the same time, we recognize that prudent investment in our platform is also critical to our growth strategy as well as driving efficiencies that will impact the bottom line for the long term.

"Consistent strong performance in the first half of the year puts us on track to exceed our previously communicated adjusted EPS guidance for the year. Therefore, we are upwardly revising our 2018 adjusted earnings per diluted share guidance from $3.72 to $3.88 to the range of $3.90 to $4.06, assuming the 2017 weighted-average exchange rate of 112.16 yen to the dollar. If the yen averages 110 to 115 to the dollar for the third quarter, we would expect adjusted earnings to be approximately $0.87 to $1.02 per diluted share in the third quarter. As always, we are working very hard to achieve our earnings-per-share objective while also ensuring we deliver on our promise to policyholders."

ABOUT AFLAC

When a policyholder gets sick or hurt, Aflac pays cash benefits fast. For more than six decades, Aflac insurance policies have given policyholders the opportunity to focus on recovery, not financial stress. In the United States, Aflac is the leader in voluntary insurance sales at the worksite. Through its trailblazing One Day PaySM initiative, for eligible claims, Aflac U.S. can process, approve and electronically send funds to claimants for quick access to cash in just one business day. In Japan, Aflac is the leading provider of medical and cancer insurance and insures 1 in 4 households. Aflac insurance products help provide protection to more than 50 million people worldwide. For 12 consecutive years, Aflac has been recognized by Ethisphere as one of the World's Most Ethical Companies. In 2018, Fortune magazine recognized Aflac as one of the 100 Best Companies to Work for in America for the 20th consecutive year and included Aflac on its list of World’s Most Admired Companies for the 17th time. Aflac Incorporated is a Fortune 500 company listed on the New York Stock Exchange under the symbol AFL. To find out more about Aflac and One Day PaySM, visit aflac.com or aflac.com/espanol.

A copy of Aflac’s Financial Analysts Briefing (FAB) supplement for the quarter can be found on the “Investors” page at aflac.com.

Aflac Incorporated will webcast its quarterly conference call via the “Investors” page of aflac.com at 9:00 a.m. (ET) on Friday, July 27, 2018.

*See Non-U.S. GAAP Financial Measures section for an explanation and definitions of the non-U.S. GAAP financial measures used in this earnings release, as well as a reconciliation of such non-U.S. GAAP financial measures to the most comparable U.S. GAAP financial measures.

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

THREE MONTHS ENDED JUNE 30,	2018	2017	% Change
Total revenues	$5,589	$5,428	3.0%
Benefits and claims, net	3,031	3,039	(0.3)
Total acquisition and operating expenses	1,427	1,344	6.2
Earnings before income taxes	1,131	1,045	8.2
Income taxes	299	332
Net earnings	$832	$713	16.7%
Net earnings per share – basic	$1.08	$0.90	20.0%
Net earnings per share – diluted	1.07	0.89	20.2
Shares used to compute earnings per share (000):
Basic	772,949	792,865	(2.5)%
Diluted	777,807	798,695	(2.6)
Dividends paid per share	$0.26	$0.22	18.2%

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED INCOME STATEMENT
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

SIX MONTHS ENDED JUNE 30,	2018	2017	% Change
Total revenues	$11,054	$10,737	3.0%
Benefits and claims, net	6,073	6,091	(0.3)
Total acquisition and operating expenses	2,867	2,702	6.1
Earnings before income taxes	2,114	1,944	8.7
Income taxes	564	639
Net earnings	$1,550	$1,305	18.8%
Net earnings per share – basic	$2.00	$1.64	22.0%
Net earnings per share – diluted	1.98	1.62	22.2
Shares used to compute earnings per share (000):
Basic	775,734	797,536	(2.7)%
Diluted	780,814	803,391	(2.8)
Dividends paid per share	$.52	$.43	20.9%

AFLAC INCORPORATED AND SUBSIDIARIES CONDENSED BALANCE SHEET
(UNAUDITED – IN MILLIONS, EXCEPT FOR SHARE AMOUNTS)

JUNE 30,	2018	2017	% Change
Assets:
Total investments and cash	$127,921	$121,896	4.9%
Deferred policy acquisition costs	9,740	9,340	4.3
Other assets	4,325	4,158	4.0
Total assets	$141,986	$135,394	4.9%
Liabilities and shareholders’ equity:
Policy liabilities	$102,310	$98,458	3.9%
Notes payable	5,315	5,252	1.2
Other liabilities	10,561	10,181	3.7
Shareholders’ equity	23,800	21,503	10.7
Total liabilities and shareholders’ equity	$141,986	$135,394	4.9%
Shares outstanding at end of period (000)	769,272	791,997	(2.9)%

NON-U.S. GAAP FINANCIAL MEASURES1

This earnings release includes references to Aflac’s non-U.S. GAAP performance measures, adjusted earnings, adjusted earnings per diluted share, adjusted return on equity, amortized hedge costs, and adjusted book value. These measures are not calculated in accordance with U.S. GAAP (GAAP). The measures exclude items that the company believes may obscure the underlying fundamentals and trends in insurance operations because they tend to be driven by general economic conditions and events or related to infrequent activities not directly associated with insurance operations. Management uses adjusted earnings, adjusted earnings per diluted share, and adjusted return on equity to evaluate the financial performance of Aflac’s insurance operations on a consolidated basis and believes that a presentation of these measures is vitally important to an understanding of the underlying profitability drivers and trends of Aflac’s insurance business. The company believes that amortized hedge costs, which are a component of adjusted earnings, measure the periodic currency risk management costs associated with hedging a portion of Aflac Japan’s U.S. dollar-denominated investments and are an important component of net investment income. The company considers adjusted book value important as it excludes accumulated other comprehensive income (AOCI), which fluctuates due to market movements that are outside management’s control. Definitions of the company’s non-GAAP measures and reconciliations to the most comparable GAAP measures are provided below and in the following schedules.

Due to the size of Aflac Japan, where the functional currency is the Japanese yen, fluctuations in the yen/dollar exchange rate can have a significant effect on reported results. In periods when the yen weakens, translating yen into dollars results in fewer dollars being reported. When the yen strengthens, translating yen into dollars results in more dollars being reported. Consequently, yen weakening has the effect of suppressing current period results in relation to the comparable prior period, while yen strengthening has the effect of magnifying current period results in relation to the comparable prior period. A significant portion of the company’s business is conducted in yen and never converted into dollars but translated into dollars for GAAP reporting purposes, which results in foreign currency impact to earnings, cash flows and book value on a GAAP basis. Because foreign exchange rates are outside of management’s control, Aflac believes it is important to understand the impact of translating Japanese yen into U.S. dollars. Adjusted earnings, adjusted earnings per diluted share, and adjusted return on equity, all excluding current period foreign currency impact, are computed using the average yen/dollar exchange rate for the comparable prior year period, which eliminates fluctuations driven solely by yen-to-dollar currency rate changes.

Aflac defines the non-GAAP measures included in this earnings release as follows:

•
Adjusted earnings are adjusted revenues less benefits and adjusted expenses. The adjustments to both revenues and expenses account for certain items that cannot be predicted or that are outside management’s control.  Adjusted revenues are GAAP total revenues excluding realized investment gains and losses, except for amortized hedge costs related to foreign currency denominated investments. Adjusted expenses are GAAP total acquisition and operating expenses including the impact of interest cash flows from derivatives associated with notes payable but excluding any nonrecurring or other items not associated with the normal course of the company’s insurance operations and that do not reflect Aflac’s underlying business performance. The most comparable GAAP measure is net earnings.

•
Adjusted earnings per share (basic or diluted) are the adjusted earnings for the period divided by the weighted average outstanding shares (basic or diluted) for the period presented. The most comparable GAAP measure is net earnings per share.

•
Adjusted return on equity excluding foreign currency impact is calculated using adjusted earnings excluding the impact of the yen/dollar exchange rate, as reconciled with total GAAP net earnings, divided by average shareholders’ equity, excluding AOCI. The most comparable GAAP measure is return on average equity (ROE) as determined using net earnings and average total shareholders’ equity.

•
Amortized hedge costs represent costs incurred in using foreign currency forward contracts to hedge the foreign exchange risk of a portion of U.S. dollar-denominated assets in the company’s Japan segment investment portfolio. These amortized hedge costs are derived from the difference between the foreign currency spot rate at time of trade inception and the contractual foreign currency forward rate, recognized on a straight line basis over the term of the hedge. There is no comparable GAAP financial measure for amortized hedge costs.

•	Adjusted book value is the GAAP book value (representing total shareholders' equity), less AOCI as recorded on the GAAP balance sheet.

•
The estimated impact of tax reform, which is included in GAAP net income and equity, but excluded from adjusted earnings as defined, is a preliminary estimate and may be adjusted for the current and future periods, possibly materially, due to, among other things, further refinement of the company’s calculations, changes in interpretations and assumptions the company has made, tax guidance that may be issued and actions the company may take as a result of tax reform.

1 Beginning with the first quarter of 2018, the company began utilizing the term “adjusted earnings” for the measure formerly referred to as "operating earnings," on both a pretax and after-tax basis, as well as an absolute and per-share basis, and the term "adjusted return on equity" for the measure formerly referred to as "operating return on equity." This change only pertained to the label of the measure and did not alter its definition or calculation.

RECONCILIATION OF NET EARNINGS TO ADJUSTED EARNINGS1
(UNAUDITED – IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

THREE MONTHS ENDED JUNE 30,	2018	2017	% Change

Net earnings	$832	$713	16.7%

Items impacting net earnings:
Realized investment (gains) losses	(35)	19
Other and non-recurring (income) loss	41	8
Income tax (benefit) expense on items excluded from adjusted earnings	(4)	(10)

Adjusted earnings	835	731	14.2%
Current period foreign currency impact [2]	(7)	N/A
Adjusted earnings excluding current period foreign currency impact [3]	$827	$731	13.1%

Net earnings per diluted share	$1.07	$0.89	20.2%

Items impacting net earnings:
Realized investment (gains) losses	(0.04)	0.02
Other and non-recurring (income) loss	0.05	0.01
Income tax (benefit) expense on items excluded from adjusted earnings	(0.01)	(0.01)

Adjusted earnings per diluted share	1.07	0.92	16.3%
Current period foreign currency impact [2]	(0.01)	N/A
Adjusted earnings per diluted share excluding current period foreign currency impact [3]	$1.06	$0.92	15.2%
1 Amounts may not foot due to rounding.
2 Prior period foreign currency impact reflected as “N/A” to isolate change for current period only.
3 Amounts excluding current period foreign currency impact are computed using the average yen/dollar exchange rate for the comparable prior-year period, which eliminates dollar-based fluctuations driven solely from currency rate changes.

RECONCILIATION OF NET EARNINGS TO ADJUSTED EARNINGS1
(UNAUDITED – IN MILLIONS, EXCEPT FOR PER-SHARE AMOUNTS)

SIX MONTHS ENDED JUNE 30,	2018	2017	% Change

Net earnings	$1,550	$1,305	18.8%

Items impacting net earnings:
Realized investment (gains) losses	63	128
Other and non-recurring (income) loss	70	28
Income tax (benefit) expense on items excluded from adjusted earnings	(28)	(55)

Adjusted earnings	1,655	1,406	17.7%
Current period foreign currency impact [2]	(29)	N/A
Adjusted earnings excluding current period foreign currency impact [3]	$1,627	$1,406	15.7%

Net earnings per diluted share	$1.98	$1.62	22.2%

Items impacting net earnings:
Realized investment (gains) losses	0.08	0.16
Other and non-recurring (income) loss	0.09	0.04
Income tax (benefit) expense on items excluded from adjusted earnings	(0.04)	(0.07)

Adjusted earnings per diluted share	2.12	1.75	21.1%
Current period foreign currency impact [2]	(0.04)	N/A
Adjusted earnings per diluted share excluding current period foreign currency impact [3]	$2.08	$1.75	18.9%
1 Amounts may not foot due to rounding.
2 Prior period foreign currency impact reflected as “N/A” to isolate change for current period only.
3 Amounts excluding current period foreign currency impact are computed using the average yen/dollar exchange rate for the comparable prior-year period, which eliminates dollar-based fluctuations driven solely from currency rate changes.

RECONCILIATION OF U.S. GAAP BOOK VALUE TO ADJUSTED BOOK VALUE 1
(UNAUDITED - IN MILLIONS, EXCEPT FOR SHARE AND PER-SHARE AMOUNTS)

JUNE 30,	2018	2017	% Change
U.S. GAAP book value	$23,800	$21,503
Less:
Unrealized foreign currency translation gains (losses)	(1,766)	(1,580)
Unrealized gains (losses) on securities and derivatives	4,813	5,150
Pension liability adjustment	(195)	(169)
Total AOCI	2,852	3,401
Adjusted book value [2]	$20,948	$18,102
Add:
Unrealized foreign currency translation gains (losses)	(1,766)	(1,580)
Adjusted book value including unrealized foreign currency translation gains (losses) [3]	$19,182	$16,522

Number of outstanding shares at end of period (000)	769,272	791,997

U.S. GAAP book value per common share	$30.94	$27.15	14.0%
Less:
Unrealized foreign currency translation gains (losses) per common share	(2.30)	(1.99)
Unrealized gains (losses) on securities and derivatives per common share	6.26	6.50
Pension liability adjustment per common share	(0.25)	(0.21)
Total AOCI per common share	3.71	4.29
Adjusted book value per common share [2]	$27.23	$22.86	19.1%
Add:
Unrealized foreign currency translation gains (losses) per common share	(2.30)	(1.99)
Adjusted book value including foreign currency translation gains (losses) per common share [3]	$24.93	$20.86	19.5%

[1]	Amounts may not foot due to rounding.

[2]	Adjusted book value is the U.S. GAAP book value, excluding AOCI (as recorded on the U.S. GAAP balance sheet).

[3]	Adjusted book value including unrealized foreign currency translation gains (losses) is adjusted book value plus unrealized foreign currency translation gains (losses).

RECONCILIATION OF U.S. GAAP RETURN ON EQUITY (ROE) TO ADJUSTED ROE 1
(EXCLUDING IMPACT OF FOREIGN CURRENCY)

THREE MONTHS ENDED JUNE 30,	2018	2017
Net earnings - U.S. GAAP ROE [2]	13.8%	13.6%
Impact of excluding unrealized foreign currency translation gains (losses)	(1.0)	(1.2)
Impact of excluding unrealized gains (losses) on securities and derivatives	3.4	3.7
Impact of excluding pension liability adjustment	(0.1)	(0.1)
Impact of excluding AOCI	2.2	2.3
U.S. GAAP ROE - less AOCI	16.0	15.9
Differences between adjusted earnings and net earnings [3]	0.1	0.4
Adjusted ROE - reported	16.1	16.3
Less: Impact of foreign currency [4]	0.1	N/A
Adjusted ROE, excluding impact of foreign currency	15.9	16.3

[1]	Amounts presented may not foot due to rounding.

[2]	U.S. GAAP ROE is calculated by dividing net earnings (annualized) by average shareholders' equity.

[3]	See separate reconciliation of net income to adjusted earnings.

[4]
Impact of foreign currency is calculated by restating all yen components of the income statement to the weighted average yen rate for the comparable prior year period. The impact is the difference of the restated adjusted earnings compared to reported adjusted earnings. For comparative purposes, only current period income is restated using the weighted average prior period exchange rate, which eliminates the foreign currency impact for the current period. This allows for equal comparison of this financial measure.

RECONCILIATION OF U.S. GAAP RETURN ON EQUITY (ROE) TO ADJUSTED ROE 1
(EXCLUDING IMPACT OF FOREIGN CURRENCY)

SIX MONTHS ENDED JUNE 30,	2018	2017
Net earnings - U.S. GAAP ROE [2]	12.8%	12.4%
Impact of excluding unrealized foreign currency translation gains (losses)	(1.1)	(1.2)
Impact of excluding unrealized gains (losses) on securities and derivatives	3.3	3.5
Impact of excluding pension liability adjustment	(0.1)	(0.1)
Impact of excluding AOCI	2.1	2.1
U.S. GAAP ROE - less AOCI	14.9	14.5
Differences between adjusted earnings and net earnings [3]	1.0	1.1
Adjusted ROE - reported	15.9	15.6
Less: Impact of foreign currency [4]	0.3	N/A
Adjusted ROE, excluding impact of foreign currency	15.7	15.6

[1]	Amounts presented may not foot due to rounding.

[2]	U.S. GAAP ROE is calculated by dividing net earnings (annualized) by average shareholders' equity.

[3]	See separate reconciliation of net income to adjusted earnings.

[4]
Impact of foreign currency is calculated by restating all yen components of the income statement to the weighted average yen rate for the comparable prior year period. The impact is the difference of the restated adjusted earnings compared to reported adjusted earnings. For comparative purposes, only current period income is restated using the weighted average prior period exchange rate, which eliminates the foreign currency impact for the current period. This allows for equal comparison of this financial measure.

EFFECT OF FOREIGN CURRENCY ON ADJUSTED RESULTS1
(SELECTED PERCENTAGE CHANGES, UNAUDITED)

THREE MONTHS ENDED JUNE 30, 2018	Including Currency Changes	Excluding Currency Changes[2]
Net premium income [3]	0.9%	(0.4)%
Net investment income [4]	9.3	8.5
Total benefits and expenses	1.1	(0.3)
Adjusted earnings	14.2	13.1
Adjusted earnings per diluted share	16.3	15.2

[1]	Refer to previously defined adjusted earnings and adjusted earnings per diluted share.

[2]	Amounts excluding currency changes were determined using the same yen/dollar exchange rate for the current period as the comparable period in the prior year.

[3]	Net of reinsurance

[4]	Less amortized hedge costs on foreign investments

EFFECT OF FOREIGN CURRENCY ON ADJUSTED RESULTS1
(SELECTED PERCENTAGE CHANGES, UNAUDITED)

SIX MONTHS ENDED JUNE 30, 2018	Including Currency Changes	Excluding Currency Changes[2]
Net premium income [3]	1.6%	(0.7)%
Net investment income [4]	7.4	6.0
Total benefits and expenses	1.3	(1.0)
Adjusted earnings	17.7	15.7
Adjusted earnings per diluted share	21.1	18.9

[1]	Refer to previously defined adjusted earnings and adjusted earnings per diluted share.

[2]	Amounts excluding currency changes were determined using the same yen/dollar exchange rate for the current period as the comparable period in the prior year.

[3]	Net of reinsurance

[4]	Less amortized hedge costs on foreign investments

	2018 ADJUSTED EARNINGS PER SHARE[1] SCENARIOS[2]

Weighted-Average Yen/Dollar Exchange Rate	Adjusted Earnings Per Diluted Share			Foreign Currency Impact
105	$4.05	-	4.21	$0.15
110	3.95	-	4.11	0.05
112.16[3]	3.90	-	4.06	—
115	3.87	-	4.03	(0.03)

[1]
A non-GAAP financial measure, adjusted earnings per share (basic or diluted) are the adjusted earnings for the period divided by the weighted average outstanding shares (basic or diluted) for the period presented. In reliance on the “unreasonable efforts” exception in Item 10(e)(1)(i)(B) of SEC Regulation S-K, a quantitative reconciliation to the most comparable GAAP measure is not provided for this financial measure. Forward-looking information with regard to the most comparable GAAP financial measure, earnings per share, is not available without unreasonable effort. This is due to the unpredictable and uncontrollable nature of these reconciling items, which would require an unreasonable effort to forecast and we believe would result in such a broad range of projected values that would not be meaningful to investors. For this reason, we believe that the probable significance of such information is low.

[2]	Table recasts all quarters to the average exchange rate.

[3]	Actual 2017 weighted-average exchange rate

FORWARD-LOOKING INFORMATION

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” to encourage companies to provide prospective information, so long as those informational statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements. The company desires to take advantage of these provisions. This report contains cautionary statements identifying important factors that could cause actual results to differ materially from those projected herein, and in any other statements made by company officials in communications with the financial community and contained in documents filed with the Securities and Exchange Commission (SEC). Forward-looking statements are not based on historical information and relate to future operations, strategies, financial results or other developments. Furthermore, forward-looking information is subject to numerous assumptions, risks and uncertainties. In particular, statements containing words such as “expect,” “anticipate,” “believe,” “goal,” “objective,” “may,” “should,” “estimate,” “intends,” “projects,” “will,” “assumes,” “potential,” “target”, "outlook" or similar words as well as specific projections of future results, generally qualify as forward-looking. Aflac undertakes no obligation to update such forward-looking statements.

The company cautions readers that the following factors, in addition to other factors mentioned from time to time, could cause actual results to differ materially from those contemplated by the forward-looking statements: difficult conditions in global capital markets and the economy; exposure to significant interest rate risk; concentration of business in Japan; foreign currency fluctuations in the yen/dollar exchange rate; operation of the former Japan branch to a legal subsidiary; limited availability of acceptable yen-denominated investments; deviations in actual experience from pricing and reserving assumptions; ability to continue to develop and implement improvements in information technology systems; governmental actions for the purpose of stabilizing the financial markets; interruption in telecommunication, information technology and other operational systems, or a failure to maintain the security, confidentiality or privacy of sensitive data residing on such systems; ongoing changes in the Company's industry; failure to comply with restrictions on patient privacy and information security; extensive regulation and changes in law or regulation by governmental authorities; changes in tax rates applicable to the company; defaults and credit downgrades of investments; ability to attract and retain qualified sales associates, brokers, employees, and distribution partners; decline in creditworthiness of other financial institutions; subsidiaries' ability to pay dividends to Aflac Incorporated; decreases in the Company's financial strength or debt ratings; inherent limitations to risk management policies and procedures; concentration of the Company's investments in any particular single-issuer or sector; differing judgments applied to investment valuations; ability to effectively manage key executive succession; significant valuation judgments in determination of amount of impairments taken on the Company's investments; catastrophic events including, but not necessarily limited to, epidemics, pandemics, tornadoes, hurricanes, earthquakes, tsunamis, war or other military action, terrorism or other acts of violence, and damage incidental to such events; changes in U.S. and/or Japanese accounting standards; loss of consumer trust resulting from events external to the Company's operations; increased expenses and reduced profitability resulting from changes in assumptions for pension and other postretirement benefit plans; level and outcome of litigation; and failure of internal controls or corporate governance policies and procedures.

The estimated impact of tax reform, which is included in GAAP net income and equity, but excluded from adjusted earnings as defined, is a preliminary estimate and may be adjusted for the current and future periods, possibly materially, due to, among other things, further refinement of the company’s calculations, changes in interpretations and assumptions the company has made, tax guidance that may be issued and actions the company may take as a result of tax reform.

Analyst and investor contact - David A. Young, 706.596.3264 or 800.235.2667; FAX: 706.324.6330 or dyoung@aflac.com

Media contact - Catherine H. Blades, 706.596.3014; FAX: 706.320.2288 or cblades@aflac.com